Exhibit 99.1

ELITE PHARMACEUTICALS IS IN COMPLIANCE WITH AMEX REQUIREMENTS

NORTHVALE, N.J.--(BUSINESS WIRE)--Aug. 16, 2006--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI - NEWS) announced today that the American Stock Exchange ("AMEX") has confirmed that Elite has regained compliance with AMEX continued-listing standards.

The conclusion made by the AMEX was based upon its review of publicly available information with respect to Elite, including its Securities and Exchange Commission filings. Elite presented its plan of compliance to the AMEX on February 3, 2006. The AMEX has notified Elite that the Company is now in compliance with the AMEX continued-listing standards.

"We are pleased that the Company has regained compliance with the existing AMEX continued listing requirements. The Company is committed to continue to strengthen shareholder equity and to execute its strategy, through disciplined business practices," said Bernard Berk Chairman and CEO of Elite.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.


CONTACT:
Investor Relations:
The Investor Relations Group
Dian Griesel / Antima "Taz" Sadhukhan, 212-825-3210
 or
For Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com